SUB-ITEM 77Q1(A)

                           SHORT-TERM INVESTMENTS CO.
                           CERTIFICATE OF CORRECTION

         SHORT-TERM INVESTMENTS CO., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: That the title of the document being corrected is Articles Supplementary of Short-Term Investments Co. (the "Articles Supplementary").

         SECOND: The Articles Supplementary were filed on October 1, 2001 with the State Department of Assessments and Taxation.

         THIRD: The Third Paragraph of the Articles Supplementary as previously filed is as follows:

                  THIRD: As of the filing of these Articles Supplementary, the Corporation shall have authority to issue Four Hundred Thirteen Billion Nine Hundred Eight Million (413,980,000,000) shares, $.001 par value per share, having an aggregate par value of $413,980,000.00. The additional Five Billion (5,000,000,000) shares are classified as Cash Assets Portfolio - Institutional Class.

                  The number of shares of stock of each class specified in Article SECOND of these Articles Supplementary remains unchanged.

                  FOURTH: The Third Paragraph of the Articles Supplementary as corrected is as follows:


                  THIRD: As of the filing of these Articles Supplementary, the Corporation shall have authority to issue Four Hundred Thirteen Billion Nine Hundred Eighty Million (413,980,000,000) shares, $.001 par value per share, having an aggregate par value of $413,980,000.00. The additional Five Billion (5,000,000,000) shares are classified as Cash Assets Portfolio - Institutional Class.

                  The number of shares of stock of each class specified in Article SECOND of these Articles Supplementary remains unchanged.

         The undersigned Senior Vice President acknowledges this Certificate of Correction to be the corporate act of the Corporation and states, as to all matters and facts required to be verified under oath, that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, SHORT-TERM INVESTMENTS CO. has caused this Certificate of Correction to be executed in its name and on its behalf by its Senior Vice President and witnessed by its Assistant Secretary on this 7th day of January, 2002.

   WITNESS:                           SHORT-TERM INVESTMENTS CO.



   By:  /s/ Timothy D. Yang                 By:  /s/ Carol F. Relihan
      ---------------------------              --------------------------

   Timothy D. Yang, Esq.                      Carol F. Relihan
   Assistant Secretary                        Senior Vice President


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